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                                                                   EXHIBIT 11.1


                          TITANIUM METALS CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                           EARNINGS PER COMMON SHARE(1)


                                                                                                        As adjusted
                                                              Years ended December 31,                ---------------- Supplemental
                                                          ------------------------------   Pro Forma         Pro Forma   Pro Forma
                                                            1994       1995       1996       1996     1996     1996        1996
                                                          --------   --------   --------     ----     ----     ----        ----
                                                                (In thousands, except              (In millions, except)
                                                                  per share amounts)                 per share amounts)
Income (loss) before cumulative effect of a
  change in accounting principle                          $(42,077)  $ (4,217)  $ 47,644     $43.2    $47.6    $43.2       $43.2
Cumulative effect of a change in accounting principle       (1,000)      --         --          --       --       --          --
Interest and fees, net of tax (2)                             --         --         --          --     (3.7)      .2        10.4
                                                          --------   --------   --------     -----    -----    -----       -----
  Net income (loss)                                       $(43,077)  $ (4,217)  $ 47,644     $43.2    $43.9    $43.4       $53.6
                                                          ========   ========   ========     =====    =====    =====       =====
Weighted average shares outstanding (3)                     14,916     15,289     27,611      27.6     27.6     27.6        27.6
Common  stock issued within one year of Stock Offering (4)      94         94         12        --       --       --          --
IMI Titanium Acquisition(5)                                   --         --         --         1.2       --      1.2         1.2
Convertible Preferred Securities(6)                           --         --         --          --       --       --         5.4
                                                          --------   --------   --------     -----    -----    -----       -----
  Total weighted average shares outstanding                 15,010     15,383     27,623      28.8     27.6     28.8        34.2
                                                          ========   ========   ========     =====    =====    =====       =====
Per common share:
  Income (loss) before cumulative effect of a
    change in accounting principle                        $  (2.80)  $   (.27)  $   1.72     $1.50    $1.59    $1.51       $1.57
  Cumulative effect of a change in accounting principle       (.07)      --         --          --       --       --          --
                                                          --------   --------   --------     -----    -----    -----       -----
    Net income (loss)                                     $  (2.87)  $   (.27)  $   1.72     $1.50    $1.59    $1.51       $1.57
                                                          ========   ========   ========     =====    =====    =====       =====

----------------


(1) Earnings per common share and fully diluted earnings per common share are the same.
(2) Reflects change in interest expense assuming sale of the Convertible Preferred Securities had occurred at the beginning of 1996 and the application of the Company's net proceeds therefrom. Supplemental Pro Forma 1996 amount also assumes Convertible Preferred Securities were converted into Common Stock at the beginning of 1996.
(3)  Reflects the 52-for-1 stock split effected in 1996.
(4) Certain key executive officers received an aggregate of 94,000 shares effective February 15, 1996 as partial consideration for their services in connection with the IMI Titanium Acquisition.
(5) Adjustment to reflect shares issued to IMI in connection with the IMI Titanium Acquisition as of the beginning of 1996.
(6) Assumes the sale of Convertible Preferred Securities had occurred at the beginning of 1996 and the conversion of such securities into 5.4 million shares of Common Stock.